Exhibit 99.1

URBAN OUTFITTERS, INC.

First Quarter Results

Philadelphia, PA—May 15, 2003

For Immediate Release	Contact:	Stephen A.Feldman
Chief Financial Officer
(215) 564-2313

Urban Outfitters Reports a 34% Increase in Net Income

Richard A. Hayne, Chairman of the Board and President of Urban Outfitters, Inc. (NASDAQ:URBN), today announced sales and earnings for the first quarter and the fiscal year ended on April 30, 2003.

Net income for the quarter increased by 34% to $6.4 million or $0.32 per diluted share versus $4.8 million or $0.26 per diluted share for the comparable first quarter last year.

“We had outstanding results this past quarter,” said Mr. Hayne. “We are very pleased to deliver positive “comp” store sales and a 34% increase in bottom line performance. Our retail brands, Urban Outfitters and Anthropologie, have never been stronger. The summer apparel assortments have been well received, and May sales, thus far, continue to modestly exceed our plan.”

Net sales for the quarter totaled $107.0 million, a 14% increase compared to the same quarter last year. Of the $12.9 million increase, $9.1 million resulted from sales at noncomparable and new stores. Comparable store sales increased $1.5 million or 2% versus an 18% increase last year. Comparable store sales were up 5% at Urban Retail and were down 2% at Anthropologie Retail, as compared to increases of 12% and 27%, respectively, for the comparable period. Direct-to-consumer sales jumped $2.4 million or 35% for the quarter.

Net sales were as follows:

	Three months ended April 30,
	2003	2002
	(in thousands)
Urban Outfitters store sales	$52,109	$45,788
Anthropologie store sales	40,954	36,615
Direct-to-consumer sales	9,527	7,082
Free People sales	4,438	4,589

Total net sales	$107,028	$94,074

Gross profit margins increased to 35.4% of net sales in the first quarter of fiscal 2004 versus 34.2% in last year’s comparable period. This gain was primarily due to the higher initial margins associated with the continued growth of private label and better sourcing of apparel merchandise. Total inventories at April 30, 2003 increased by 27.5%. Comparable store inventories increased by 7.8%, consistent with the Company’s plan.

Selling, general and administrative expenses, expressed as a percentage of net sales were 25.4% compared to last year’s 25.5%. The continuing cost controls in place more than offset the costs associated with the successful testing of a catalog at Urban Direct.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 54 Urban Outfitters stores in the United States, Canada, and Europe; an Urban Outfitters web site and catalog; 40 Anthropologie stores in the United States; an Anthropologie catalog and web site; and Free People, the Company’s wholesale division, which sells its product to approximately 1,100 specialty stores, department stores and catalogs, as well as through one Free People store. The wholesale division sells its products under two labels: Free People and bdg.

A conference call will be held today to discuss first quarter results and will be web cast at 11:00 a.m. EDT on: www.companyboardroom.com. Notes of the Company’s conference call presentation will be available on www.urbanoutfittersinc.com.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(Unaudited)

.

	Three Months Ended April 30,
	2003	2002
Net sales	$107,028	$94,074
Cost of sales, including certain buying, distribution and occupancy costs	69,095	61,904

Gross profit	37,933	32,170
Selling, general and administrative expenses	27,273	24,002

Income from operations	10,660	8,168
Other income (expense), net	84	(177)

Income before income taxes	10,744	7,991
Income tax expense	4,351	3,236

Net income	$6,393	$4,755

Net income per common share:
Basic	$0.33	$0.27

Diluted	$0.32	$0.26

Weighted average common shares outstanding:
Basic	19,409,787	17,569,709

Diluted	19,766,220	18,112,904

PERCENT OF NET SALES
Net sales	100.0%	100.0%
Cost of sales, including certain buying, distribution and occupancy costs	64.6	65.8

Gross profit	35.4	34.2
Selling, general and administrative expenses	25.4	25.5

Income from operations	10.0	8.7
Other income (expense), net	0.1	(0.2)

Income before income taxes	10.1	8.5
Income tax expense	4.1	3.4

Net income	6.0%	5.1%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share and per share data)

(Unaudited)

	April 30, 2003	January 31, 2003	April 30, 2002
Assets
Current assets:
Cash and cash equivalents	$57,632	$72,127	$74,647
Marketable securities	7,000	7,379	4,032
Accounts receivable, net of allowance for doubtful accounts of $625, $563 and $535, respectively	5,538	3,262	4,678
Inventories	53,739	48,825	42,143
Prepaid expenses, deferred taxes and other expenses	15,222	12,991	6,639

Total current assets	139,131	144,584	132,139

Property and equipment, net	110,406	108,847	106,018
Marketable securities	28,672	15,640	—
Deferred taxes and other assets	8,929	8,925	7,430

	$287,138	$277,996	$245,587

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$21,604	$19,186	$22,497
Accrued expenses, accrued compensation and other current liabilities	22,734	23,886	18,493

Total current liabilities	44,338	43,072	40,990
Deferred rent and other liabilities	10,740	10,539	8,836

Total liabilities	55,078	53,611	49,826

Commitments and contingencies

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	–	–	–
Common shares; $.0001 par value, 50,000,000 shares authorized, 19,457,936, 19,381,636, and 19,152,786 issued and outstanding, respectively	2	2	2
Additional paid-in capital	68,625	67,162	62,635
Retained earnings	162,922	156,529	133,871
Accumulated other comprehensive income (loss)	511	692	(747)

Total shareholders’ equity	232,060	224,385	195,761

	$287,138	$277,996	$245,587

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands)

(Unaudited)

	Three Months Ended April 30,
	2003	2002
Cash flows from operating activities:
Net income	$6,393	$4,755
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,948	4,212
Tax benefit of stock option exercises	288	886
Changes in assets and liabilities:
Increase in receivables	(2,279)	(543)
Increase in inventories	(4,941)	(1,003)
(Increase) decrease in prepaid expenses and other assets	(2,253)	2,032
Increase in payables, accrued expenses and other liabilities	703	1,801

Net cash provided by operating activities	2,859	12,140

Cash flows from investing activities:
Capital expenditures	(5,925)	(5,705)
Purchases of marketable securities	(24,228)	(4,000)
Sales and maturities of marketable securities	11,578	—

Net cash used in investing activities	(18,575)	(9,705)

Cash flows from financing activities:
Exercise of stock options	1,175	2,407
Issuance of common shares, net of issuance costs	—	41,470

Net cash provided by financing activities	1,175	43,877

Effect of exchange rate changes on cash and cash equivalents	46	84

(Decrease) increase in cash and cash equivalents	(14,495)	46,396
Cash and cash equivalents at beginning of period	72,127	28,251

Cash and cash equivalents at end of period	$57,632	$74,647